Exhibit 99.1

Harbin Electric, Inc. Announces Receipt of 'Going Private' Proposal at $24.00 Per Share

Companies: Harbin Electric, Inc.
Topics: Industrial Goods

Press Release Source: Harbin Electric, Inc. On Monday October 11, 2010, 7:00 am EDT

HARBIN, China, Oct. 11 /PRNewswire-Asia-FirstCall/ -- Harbin Electric, Inc. ("Harbin" or the "Company") (Nasdaq:HRBN - News), a leading developer and manufacturer of a wide array of electric motors in the People's Republic of China, today announced that its Board of Directors has received a proposal letter from its Chairman and Chief Executive Officer, Mr. Tianfu Yang ("Mr. Yang") and Baring Private Equity Asia Group Limited ("Baring") for Mr. Yang and an investment fund advised by Baring (the "Baring Fund") to acquire all of the outstanding shares of Common Stock of Harbin not currently owned by Mr. Yang and his affiliates in a going private transaction for $24.00 per share in cash, subject to certain conditions. Mr. Yang owns 31.1% of Harbin's Common Stock.  According to the proposal letter, an acquisition vehicle for the purpose of completing the acquisition will be formed and the acquisition is intended to be financed with a combination of debt and equity capital. The proposal letter states that the equity portion of the financing would be provided by Mr. Yang, the Baring Fund and related sources. The proposal letter also states that Goldman Sachs (Asia) LLC ("Goldman") is acting as financial advisor to the acquisition vehicle to be formed by Mr. Yang and the Baring Fund.

Harbin's Board of Directors has formed a special committee of independent directors consisting of David Gatton, Boyd Plowman and Ching Chuen Chan (the "Special Committee") to consider this proposal.  The Special Committee intends to retain independent advisors, including an independent financial advisor, to assist it in its work.  No decisions have been made by the Special Committee with respect to Harbin's response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil filed in China. Its self-developed linear motor propulsion system is powering China's first domestically made linear motor driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

For investor and media inquiries, please contact:

Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel: +1-631-312-8612
Email: IR@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel: +1-212-618-1978
Email: kli@christensenir.com